SAMSON OIL & GAS OPERATIONAL ADVISORY Denver 1700 hours April 1st, Perth 0700 hours April 2nd, 2013

Samson Oil & Gas Limited ("Samson" or the "Company") (ASX: SSN; NYSE MKT: SSN) advises that the first four infill development wells on its North Stockyard field have commenced with the setting of a 16 inch conductor in each of the wells, establishment of the individual cellars and other preparatory work having been completed.

The wells that have been commenced are the following:

Duckstein 1-13-14H TF

Billabong 2-13-14H BK

Blackdog 3-13-14H TF

Sail and Anchor 4-13-14H BK

Wells with a “TF” designation will be completed in the first bench of the Three Forks Formation and those with a “BK” designation will be completed in the middle Bakken Formation. Each well will be “batch” drilled and the forward plan is to initially set the Frontier Rig 24 on the Duckstein location then drill and set surface casing at 2,300 feet. Following the Duckstein location, the rig will skid to the subsequent locations, setting surface casing in each of the four wells.

The Frontier Rig 24 has currently exited its manufacture point and is en-route to North Dakota. The first loads are expected on location later this week. Drilling operations are expected to commence with this rig in approximately 10 days.

Shareholder Presentations – Sydney, Melbourne, and Perth

Samson Oil & Gas Limited (ASX: SSN; NYSE AMEX: SSN) advises that its CEO, Terry Barr, will be presenting shareholder informational meetings over the course of this week in Sydney, Melbourne, and Perth. Shareholders and other persons interested in attending a meeting should contact Mr. Barr via email or phone, using the contact details listed below.

Sydney – Wednesday, April 3rd @ 3-5PM (EDT) – Westin Sydney

Melbourne – Friday, April 5rd @ 3-5PM (EDT) – Westin Melbourne

Perth – Monday, April 8th @ 3-5PM (WST) – The Parmelia Hilton Perth

The presentation for the Shareholder Meetings will be made available via a link on our website, www.samsonoilandgas.com

www.samsonoilandgas.com.au

Samson Oil & Gas USA

1331, 17th Street, Suite 710, Denver Colorado 80202 Tel + 1 303 295 0344 Fax + 1 303 295 1961

Samson Oil & Gas Limited

Level 36, Exchange Plaza, 2 The Esplanade, Perth Western Australia 6000 PO Box 7654, Cloisters Square, Perth Western Australia 6850 Tel + 61 8 9220 9830 Fax + 61 8 9220 9820 ABN 25 009 069 005 ASX Code SSN

About Samson Oil & Gas Limited

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange MKT under the symbol "SSN". Each ADS represents 20 fully paid Ordinary Shares of Samson. Samson has a total of 1,986 million ordinary shares issued and outstanding, which would be the equivalent of 99.3 million ADSs. Accordingly, based on the NYSE MKT closing price of US$0.53 per ADS on April 1st, 2013 the Company has a current market capitalization of approximately US$53 million. Correspondingly, based on the ASX closing price of A$0.024 on April 1st, 2013, the Company has a current market capitalization of A$48 million.

For and on behalf of the board of

SAMSON OIL & GAS LIMITED /s/ Terry Bar TERRY BARR Managing Director	For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell) terry.barr@samsonoilandgas.com or erin.cherrington@samsonoilandgas.com

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any of Samson’s securities, nor shall there be any offer or sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful without registration or qualification under the securities laws of any such jurisdiction. While Samson has filed a registration statement relating to a proposed rights offering to its shareholders, that will be made only by means of a prospectus that is a part of such registration statement. A copy of the prospectus and the prospectus supplement for the rights offering is available at www.sec.gov/edgar/searchedgar/webusers.htm.

Statements made in this press release or that may be made in presentations at the planned shareholder informational meetings which are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.”

Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities.

A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the prospectus supplement for the rights offering, as well as the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, a copy of which is available at www.sec.gov/edgar/searchedgar/webusers.htm.

www.samsonoilandgas.com.au

Samson Oil & Gas USA

1331, 17th Street, Suite 710, Denver Colorado 80202 Tel + 1 303 295 0344 Fax + 1 303 295 1961

Samson Oil & Gas Limited

Level 36, Exchange Plaza, 2 The Esplanade, Perth Western Australia 6000 PO Box 7654, Cloisters Square, Perth Western Australia 6850 Tel + 61 8 9220 9830 Fax + 61 8 9220 9820 ABN 25 009 069 005 ASX Code SSN